Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Robert A. Doody Assistant Director, Investor Relations Phone (610) 321-6290

VIROPHARMA ANNOUNCES SECURITIES REPURCHASE PROGRAM

Exton, PA, March 9, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that the company’s Board of Directors has authorized the use of up to $150 million to repurchase shares of its common stock and/or its 2% Senior Convertible Notes due 2017.

Purchases may be made by means of open market transactions, block transactions, privately negotiated purchase transactions or other techniques from time to time, as determined by ViroPharma’s management, and in accordance with the requirements of the Securities and Exchange Commission. As of December 31, 2010, ViroPharma had 78,141,491 shares of common stock issued and outstanding.

The sources of cash for this repurchase program are a combination of our cash, cash equivalents and short term investments on our balance sheet and our anticipated cash flows from operations. ViroPharma produced cash flows of $194 million for the year 2010.

“We are committed to enhancing shareholder value through a variety of efforts,” said Charles Rowland, ViroPharma’s chief financial officer. “To that end, today’s announcement demonstrates our confidence in the future prospects of our existing business and our ongoing financial strength, which will continue to provide us the ability to pursue additional business development opportunities.”

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin® (Vancomycin Hydrochloride Capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile infection.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. There can be no assurance that we will be successful in enhancing shareholder value, that the future prospects of our existing business will derive ongoing financial strength, or that we will be successful in completing future business development transactions. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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